EXHIBIT 5

CAHILL GORDON & REINDEL LLP
80 Pine Street
New York, New York 10005

November 2, 2006

(212) 701-3000

Praxair, Inc.
39 Old Ridgebury Road
Danbury, CT  06810-5113

Re:                               Praxair, Inc.
Registration Statement on
Form S-3 (No. 333-102020)

Ladies and Gentlemen:

We have acted as special counsel to Praxair, Inc. (the “Company”) in connection with the registration statement on Form S-3 (No. 333-102020) (the “Registration Statement”) and the prospectus supplement dated October 30, 2006 (the “Prospectus Supplement”) relating to $400,000,000 aggregate principal amount of the Company’s 5.375% Notes due 2016 (the “Notes”).  The Notes were issued under an Indenture (the “Indenture”) dated as of July 15, 1992 between the Company and U.S. Bank National Association, as successor Trustee (the “Trustee”).

In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies of certain records of the Company, certain agreements, certificates of public officials, certificates of officers and representatives of the Company and certain other documents.  In such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to us as conformed or photocopied.

Based on the foregoing, we advise you that in our opinion the Notes have been duly issued and delivered and, assuming the due execution and delivery of the Indenture by the Trustee and the due authentication of the Notes by the Trustee, are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and by general principles of equity.

We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Form 8-K filed by the Company in connection with the issuance of the Notes.  Such consent does not constitute a consent under Section 7 of the Securities Act of 1933, and by giving such consent we have not certified any part of the Registration Statement or the Prospectus Supplement and do not otherwise admit that we are within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP
Cahill Gordon & Reindel LLP